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                       [LETTERHEAD OF BROAD AND CASSEL]


                                April 26, 2000



Andrx Corporation
4001 Southwest 47th Avenue
Fort Lauderdale, Florida 33314

     Re:  Andrx Corporation (the "Company")
          Registration Statement On Form S-3

Ladies and Gentlemen:

     You have requested our opinion with respect to the 6,054,184 shares (including 52,500 over-allotment shares) offered by the Company and 2,398,316 shares (including 1,050,000 over-allotment shares) offered by certain selling shareholders (collectively, the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), included in the Registration Statement on Form S-3 (the "Form S-3") filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act").

     As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinions expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

     Based on, and subject to the foregoing, we are of the opinion that the Shares of Common Stock being registered in the Form S-3 shall, upon such issuance as described in the Form S-3, be duly and validly issued and fully paid and nonassessable.

     In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein.
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Andrx Corporation
Page 2


     This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions, dated April 8, 1991, as amended and supplemented, issued by the Business Law Section of The Florida Bar (the "Report"). The Report is incorporated by reference into this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Form S-3. We also consent to the use of our name under the caption "Legal Matters" in the Prospectus constituting part of the Form S-3. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

                                 Very truly yours,

                                 /s/ Broad and Cassel
                                 ---------------------------
                                 BROAD AND CASSEL